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Global F&L Employee Forum

Transcript | May 10, 2021

Welcome everybody to this latest forum from F&L. I’m delighted to be here with you today.

We’re still under COVID restrictions, so we’ve got a limited select audience, but I’m pleased t we are here with the President’s award winners that we’ve recently announced. We’ve managed to gather up the Houston Award winners and they’re in the audience with us, separated appropriately, so thanks everybody. Nice to see you.

We’re also going to be joined on the stage today by Janet, Matt and Nigel. We tried to get the whole GLC up, but logistically it’s just not practical so please bear with us and we’ll hope to get everybody up in front of you real soon.

So we’ve had a lot of change in F&L over the past 12 to18 months. And so let’s kick in. We’re going to start with that. And then we’re going to pivot and talk about the future. So if you go to the first slide.

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So, what a year! A year probably like most of us never thought we would see in our lives; certainly hoped like we would never see in our lives. And we’ve listed out here on the left, just some examples of the amount of change we’ve been through. And I sort of recognize what we’ve listed here is predominantly just the business change and ignoring the personal changes and the personal sacrifices that everybody around the world’s been through in their private lives as well. I wanted to start off by just recognizing how unsettling this has all been. To be honest, it’s still unsettling because if depending on where you are in the world, let me start with COVID. You might be vaccinated, you might be coming out of the COVID crisis, but in large parts of the world case count is rising and there’s a huge amount of human suffering still happening. So I want to be sensitive to that.

And then the second part of it is, we’re going through a pretty big business transformation right now within F&L. We’ve compressed change into a relatively small period of time, and that can be seriously unsettling to people around the world. Some of it some people have been through, some are right in the middle of it, and some maybe only just even started. And so I do recognize that out there in the audience listening to this, there are probably a number of valued employees who will be leaving us soon. And so I want to be sensitive to that and I also just want to take a moment just to reflect back on some of these decisions we’ve taken over the last year or so have been some of the hardest decisions, certainly of my career. And at the only thing I can take comfort from is knowing that they’re fundamentally needed to drive our F&L business forward so that we are competitive when we come out of this and we can push forward into some of the changes that we’re going to talk about today. So I really appreciate your understanding as we try and look forward a little bit.

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OK, if we go to the next slide. As always, just a little bit on the Corporations earnings. You can see though in the first quarter there’s some light appearing. So we had, this is showing earnings, but you know we’re talking a lot of cash. Let me talk cash, $9.3 billion of cash flow from operations so that enabled us to pay the dividend, pay all of our expenses and also we paid down $4 billion of debt reduction. And if you’ve if you’ve listened to the chairman’s briefings, we’ve really got to get working on our balance sheet. And so we’ve started on that in the first quarter. The other comment I would make is across ExxonMobil we’ve reduced operating expenses by 10%, so the whole of the Corporations working on similar things to what we’ve been doing in F&L.

Another comment on the Corporation, obviously, Guyana is a big emphasis area for us. We’ve now got six drilling rigs operating in Guyana 6 and the FPSO Liza Unity is leaving Singapore midyear on its way out to Guyana, so there’s some real big change and moving forward happening in Guyana.

Moving from the Upstream, the Chemical business is also doing exceptionally well. Some very good margins in the Chemical Company and they are pushing ahead with a number of their investments and we can see the health of the Chemical business.

Unfortunately, in the Downstream, in F&L, not so good, and it’s a bit of a mixed picture, as you’ll be aware. The Lubes Value Chain doing very well. The resilience of the Lubes Value Chain, showing up nicely, making good money, good margins, good volumes, very resilient.

The Fuels Value Chain, not surprisingly, with all the stoppages in transportation around the world, whether it’s domestic or international, the fuels margins continue to be hit. But big changes in the Fuels business. The earnings are coming back. We’re doing better this year than we were doing for most of last year and as the economies recover, we’re optimistic that we’re going to see the Fuels Value Chain bounce back real soon.

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So with all of this change, you know it just creates some uncertainty in people’s minds about the future of F&L. So we want to pivot a little bit and move to talk about the future. But before I do so, you know we have some real short term priorities under way. We’re not finished with this transformation that we’ve got underway today, and so we’ve got to finish what we’ve started. But we’re going to move now for the next little while and talk about how we see our future defined plus/minus about 2030.

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I wanted to start with this, reconnect with a similar page the Chairman used in one of his forum quite recently and I wanted to link in with his comments. When you look at our mission, our purpose, what we’re here for, it’s fundamentally a real massive undertaking that we in our industry undertake. We are connecting people with the vital necessities of their lives and everybody wants a high quality of life and our industry underpins that high quality of life. Whether you’re talking transportation, whether you’re talking about heating and cooling in a house, or whether you’re talking about the energy that powers our industrial complex. We enable that. We power that for the world. And when you think about in particular right now when needed more than ever as we come out of this pandemic, when I look at myself, my family, my friends, the urgency people are feeling to get back to normal, recover their quality of life, go and see family going to see friends, get back to normal, the desire for that is huge and we will enable that. That is our purpose in the in the future that we’ve got in front of us. So that’s really, really important, and it defines a lot of what we’re going to be doing for the next few years.

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When we think about defining the future, where do you start? In F&L it’s no surprise we start with our customers. We start with our markets and we work back. And the three dots we have on this page…there is some old ones and some new ones.

The top dot is very normal for us. I think our customers need affordable energy. t has to be affordable wherever the energy comes from. And they also want products. They want energy and products which enable them to live their best lives. They want high standards of living. They want to live their best lives with their families. That’s what they, that’s their number one ask of us.

But then we’ve got a new ask because it comes along behind it. Which is they want to lower environmental impact. They want more sustainability of the products and we’ve got to respond to that. We’ve got to join in with that. We’ve got to enable that.

And then the third one is also important. In this digital world that we find ourselves increasingly managing as we interact with our customers, our customers expect not only high-quality offers which you might argue that’s always been the case. They’ve got to be seamlessly delivered and unique and bespoke to each and every individual customer. The amount of personalization is growing and growing and growing, and a number of you all around the world will be heavily involved in that personalization and it’s changing the face of the way we interact with our customers, the way the way we grow our markets, and the way we run our businesses at that customer interface.

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So, how do we make the future happen? Well, the first thing is we need we need you. We need our employees. You make the future happen. And so when we think about the skills and the enablers that we’re going to need going forward, there are a few of them that we’ve just singled out where we think we’re going to be turning the volume up on those.

So these are very consistent with the “We Are ExxonMobil” behaviors and framework, but these are ones we’ve just singled out. That we think in the coming years the volume is going to be turned up in our F&L business, so the first one – Innovation. With all the change we’ve got and the change in the markets and customer behaviors, we’re going to be really relying on Innovation. The second one, Adaptability, is clearly linked. So as we experience change, we learn from that change. We adapt to that change. The third one will be no surprise. If you heard me before, we need to be Commercially Intense in everything that we do. We’ve got to bring that intensity to our business, to the workforce, to the interaction with the customers. The fourth one is Digitally Skilled. Increasingly, all of us are digitally skilled in the way we interact with the customers. This personalization I talked about earlier is going to be important. And the last one, the Desire to Learn. Clearly this last year has been such an unusual year, but also such an unusual learning opportunity for us, and we’ve been busy trying to extract all the learnings we possibly could out of this last year and play that forward into our plans for the future. And last but not least, we doing all these things with a singular focus. We play to win. Not to compete, we play to win.

Now, is this a challenge that’s unmanageable for us? I would argue not at all. In particular, I’ve just come out of a number of Zoom calls with the winners of our President’s Award this year. And when I look at the winners and the activities they’ve been involved in, we have clear demonstration of all of these attributes happening today. And so I salute all the President’s Award winners once again and thank you for what you’ve done and leading the way on some of these attributes. All of these are well within the capability of ExxonMobil employees. We’re going to highlight them. We’re going to work on them. We’re going to train where we need to train, and we’re going to drive ourselves into an improved growth area of performance in these areas.

So with that as an opening, we’re going to move now to talk about firstly the Fuels and Lubes Value Chain and then people. And that’s going to be Matt to start us off. So let me hand over to Matt.

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OK, thank you and hi everybody. So it’s my pleasure along with Nigel to spend a little bit of time talking about the value chains and maybe a good place to start is a little bit of personal reflection. I think many of you know, I actually worked outside of F&L for an extended period of time. So coming back into this role was my first time to see how the FVC is set up and I’ve got to say, you know, we couldn’t have delivered the response to COVID and the demand destruction last year as affectively had we not been set up as an end to end value chain. And, additionally, the way we take our market insights, commercial intensity and bring that to bear across each of the channel markets, being set up as a value chain really is the right path forward. So both Nigel and I are fully committed to the value chain concept…not only today but as we look out into the future.

So as Ian said, we have a lot going on across F&L. So what Nigel and I will try to do is cover some of the items that maybe we haven’t talked about as much such as climate change and sustainability. And obviously we can’t cover everything that is going on. And it’s also important to note that not everything is changing, so there’s a lot of things that we’ve done well for a long period of time, such as our operations integrity and how we manage our business. And so that’s not changing but will try and do is highlight some of the areas that are changing. And in that, it’s really the way that we compete in the marketplace. That is and will continue to evolve as we go forward, and so will spend some time on that. And then the words on that page that are highlighted, see market and customer, for both Nigel and I, our value chain start with the marketing customer back and so that’s a good transition to my next slide.

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So for the Fuels Value Chain, most visible face to the market is retail, and that’s what everybody sees, and that’s our most visible channel to market. I’m really pleased to report that actually, we’ve seen some really strong performance from retail over the past couple of years. Indeed, in 2020, despite the significant demand destruction, retail contributed nearly $800 million to fuels value chain and actually in 2021 we’re already on pace to actually exceed that, so just tremendous performance from what is a ratable resilient channel to market, and one that’s very important for us. Retail is also a unique channel in that we have customers and consumers, so let me explain that so our customers are our BWs or other wholesalers or dealers who we do business with and the consumers there you and I the folks that go and fill up at the stations and what we need to do in retail is we need to have great relationships with our customers and with our consumers and that’s how we compete and win. So we see a future for our retail business where we continue to grow on the strong foundation we’ve got. We will look at innovative offers and innovative ways of winning in the marketplace and really keeping that underpinned by a world class. Brands of Esso, Exxon and Mobil, and underpinning all that obviously is strong, leading marketing capabilities is a good transition to the next slide.

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So we recognized we needed to improve our marketing capabilities. So to win, we need great products that service, transport, marine and aviation. But it’s got to be coupled with the branding, the loyalty and the marketing of our products. And when I say the word marketing, I think everybody immediately thinks of TV commercials. I mean, I mean marketing in its broadest sense. So for us, marketing is all the way from feed and product management. It’s around pricing, it’s around also the brand loyalty and ultimately the marketing advertising we do. So we look at that across the whole part of the value chain.

And through HW3, we’ve been transforming how we do marketing. So as you all know, we’ve set up 3 new commercial operations hubs, one in Buenos Aries, one in Budapest and one in Bangkok all three located with our GBCs and that was done to in conjunction with looking at how we go to market or customer segmentation and service level offering. We’re transforming those as well and that’s been done with full benchmarking, not only in our own industry but looking at adjacent industries and sectors so we can get to be the best of the best.

The other important thing around our future, then, is what our customers are telling us and even touched on this. Our customers increasingly want more sustainable products. Products that have a lower carbon intensity. And so I’m going to touch on some more on that on the coming slides. But on this slide I’ve got a couple of photos there which I’m proud of. The middle one there is. We introduce a bio marine fuel and tested it in the port of Rotterdam last year and that product actually delivered a 30% reduction in greenhouse gas emissions from the vessel we tested. And then, hopefully, you’re as excited as I am by the recent announcement with Porsche E Fuels, where we’re partnering with them, we’re bringing our technical know-how and knowledge of fuels to look at the next generation of advanced biofuels. So some very exciting developments. And again, everything we do in this space is underpinned by our world class brands of Esso, Exxon and Mobil.

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The other areas we look to the future concerns digital, so we see a future where digital becomes a bigger and bigger part of everything we do, whether that’s from our connectivity with our consumers, or is how we reduce our costs and improve our margin and revenue. So some good examples that we see are using artificial intelligence to predict supply demand to get ahead of maybe some external demand challenges, or even our own internal production challenges. Using that AI, we also see using machine learning around how we market to consumers. There’s just a wealth of data out there that we can mine, get useful information from and become much more targeted in our campaigns, and so when it comes to digital, we’ve made a good start, but we definitely see a future where FVC is fully digitally enabled.

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Let me turn to manufacturing. We have a very rich heritage in a manufacturing business and one that we want to build on. And consistent with the path that we’ve been on for the last few years, we increasingly see that in the fuels business, we need to be integrated. Whether it’s with the Upstream with our Lubes Value Chain or with Chemicals in order to compete and win. And indeed, it maybe one or maybe all three of those to be highly successful in this in this business. Now, when it comes to greenhouse gas emissions from our manufacturing, ExxonMobil is the leading international refiner for having the lowest greenhouse gas emissions from refineries—we are in first quarter performance as measured by Solomon, something that we should all be very proud on and that translates into having lower carbon intensity in the products we take to the market. And so starting from that foundation will continue to build going forward and further reduce our greenhouse gas emissions.

The other key thing for manufacturing, we’re investing more in our business than at any time since the merger. So if you think about the projects we currently have on deck, we have our BLADE project in Beaumont, we have CRISP in Singapore and we have our FAST project in Fawley major investments that will transform the respective sites were being done it and that comes on top of the Antwerp Coker and the Rotterdam Advance hydrocracker which we completed and started up fairly recently. Now it’s fair to say we did slow the pace of investments last year given the unprecedented market environment. Having said that, for all three projects we have well defined plans in place to restart and complete those projects.

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We turn to the Midstream. Our Midstream team is doing some tremendous work to improve our efficiency and effectiveness through our whole logistics chain. And so we see a future where the Tribs that we reach become expanded. What I mean by that. So we may see some demand decline in some of our mature markets. And that just means that Trib areas we serve need to grow and expand. And you know, just to share our highlight. We’ve been growing the business in Indonesia are offering there what we call these microsites. These service that the two wheel sector and we actually reached in March, a milestone of having 1000 of these microsites up and running and you talk about commercial intensity and references in the month of March, we opened four of those sites each and every day through the month, so just a tremendous accomplishment and speaks of many other things we’re doing around the world that even during COVID restrictions were able to really advance our business.

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And then Trading. So we’ve, you know, we’ve been building our trading capability over the last three years. We had an initial study. We’ve largely delivered most of the recommendations from the original study, and indeed in 2020, trading was a very material contribution to the Fuels Value Chain earnings performance. We’ve actually just commenced then what we call a trading vision study, which is how we take where we are today, and we look forward to a future where we look at options to grow and expand our trading capabilities and really position trading as a long term material contributor to the Fuels value chain and a highlight there would be that our blend hubs have delivered excellent optionality for us and will continue to expand on those.

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So let me now turn to sustainability and this is an area where I think as FVC. We’re really starting to find our place in our role. It starts with having the right regulatory framework and environment, something which our teams have been very active in, were very active in advocating. But we’re starting to see low carbon fuel standards and carbon intensity being adopted and becoming the frameworks that we operate in. We can demonstrate that by reducing the carbon intensity of our fuels. That is the fastest and most effective way to reduce carbon dioxide emissions in the world. Certainly in the short to medium term, and therefore it’s very clear that fuels value chain we have an important role to play in driving lower carbon intensity.

You have heard about the new Low Carbon Solutions business that is being stood up. That Joe Blommaert is leading and they’re going to be very much focused on carbon capture and sequestration. And what we see is that we will be working closely with them because by reducing the greenhouse gas emissions, that lower carbon intensity of our fuels. So they’ll be very focused on that part. And we will obviously very focused on the parts that we own, such as the fuels we produce and how we go to market. And that’s a good lead into the next slide.

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So we’ve got some exciting developments happening, actually. Tomorrow I’m heading out to California to meet with global clean energy. There are partners who are building a new biodiesel facility over in California, and last year we announced that we were going to take a half of the offtake of that plant and take that to market as part of our biodiesel offering. Just two weeks ago, we announced that actually we’re going to be the sole marketer of the full production of the new Global Clean Energy (GCE) plant is being built, and I’m going out there tomorrow to take a look. And we expect it to come online in the first quarter of 2022, so really exciting development. What GCE brings are a proprietary seed technology. It’s also a crop that doesn’t compete with food production and so when we talk carbon intensity, it’s actually very valid and maybe just take about what I mean by carbon intensity. So diesel has traditionally had carbon intensity of 100 grams of CO2 per mega joule. The kind of product that will produce junction with GCE will be down at 20, so about an 80% reduction in carbon intensity and that’s consistent with some of the other projects that we have ongoing.

So expect to hear a lot more about these and other initiatives as we go forward, but we’re very much partnering with the new low Carbon solutions business that’s been step to set up. So with that, let me turn the floor over to Nigel and he will pick up with the Lubes Value Chain.

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Morning everyone, good to hear such a positive story from the Fuels business and forward looking story. So now an opportunity to pivot and think about the Lubes Value Chain where we also see a very positive outlook. Not because I want it. So I mean I do. Of course, I’m passionate about our business and what we’ve accomplished, but more objectively recently we’ve completed a long range look ahead about the resilience of the Lubes Value Chain from an industry perspective and I want to spend a minute convene you some key reasons why you should also believe that the value chain has a resilient and positive outlook.

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There are four key reasons to believe in the resilience of the Lubes Value Chain. First of all, lubricant demand is driven by a wide variety of sectors in the global economy. We are in almost every application of industry. The mobility of goods, the mobility of people. We are not dependent on anyone sector of the global economy for our demand. No matter how much we look at it from a technical standpoint, we can’t see a plausible way that lubricants can be substituted. The old adage of wherever there’s metal to metal contact to manage friction and to dissipate heat that remains true into the future. For sure, electric vehicles are coming. In fact, there’s a small business opportunity for us there. But consider this, between now and 2035 there will be more than 200,000,000 more internal combustion engine vehicles on our global roads. New equipment, new engines are all expecting more from the lubricants that plays right to our strengths place through our technology place to where we’ve pitched our brands over time. In fact, well designed lubricants help equipment and engines run more efficiently and create less emissions. All of this adds up to a resilient future. Our calculations show [growth] just under 1% per annum.

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Growth in lubricant demand between now and 2030. On top of that, we’re really well positioned to begin with. Number one in Base stocks, #2 in finished lubes, number one in the high value synthetic finish, lubes business.

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On top of that, the Corporation sees the LVC as material and ratable and reliable generator of earnings and cash. Last year, $1.4 billion of earnings for the LVC on the back of record finished lubes, earnings and this year in 2021. Basestocks and Specialties going from strength to strength, generating high earnings.

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So with that as a backdrop, you would expect and we do have high ambitions for the Lubes Value Chain. We think our strategies remain relevant and we take those strategies down to the market with planning. Processes like our five year market plans where we tune and adapt them for the local circumstances. In Finished lubricants with very clear on where our growth, our profitable growth is going to come from, our key growth markets and our material markets. China, India, Indonesia US Egypt, Mexico very clear with a supporting role for all the other imbues and markets. And increasingly, we’re going to have to rely on creating and adapting new business partnerships and new business models to connect our brand to our consumers.

And customers are point to the example in the top right of this chart. The Fucheng JV in China. One year old…we drove this. Our colleagues in China pulled together Tencent, the tech giant in China to Tuhu Car Care Company in China. Some of our distributors to bring together an online to offline business model, connecting our mobile on brand with consumers in new ways to deliver an offer for Mobil One, another car services through our spanking brand new Good Looking Mobil. One car care outlets. It’s not just China. We have several examples, slightly different, similar theme but tuned local in different markets.

I point to the one in the bottom here from Mexico where we also have some opportunities with our fuels colleagues. We’re going to increasingly have to develop our acumen in this area to create these kinds of partnerships and models.

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In Basestocks and Specialties. We’ve got to find way to secure Group three in the complete. The offer secure Group 3 to complete the offer gap that we have. It’s great to have Altium four a little bit of Group 3 being made in Baytown, but we aspire to much more material quality quantities and we won’t rest until we find a solution. In this business, we’ve got to keep strengthening our cost competitiveness, completing our platform work, our resiliency plan, expanding our loop. Crude flexibility are all very important ingredients in remaining cost competitive in this business and we want to continue to advance our key investments. We’re thrilled to have Rotterdam running as well as it is record rates right now when the margins are really high, just perfect timing. And we remain committed to our investment in Singapore, in CRISP, to bring advantage low cost group to the region.

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All of these underpinned by some key enablers, will always be customer 1st and market back in this value chain. So we’ve got to keep selectively bringing differentiated offers in Finished Lubes and Basestocks and Specialties. You have to keep bringing new news. We’ve got to continue to invest in our brands, build that equity, and strengthen our brand and customer experience.

We’ve got to keep pushing forward on lowering our cost to serve, completing our transformation agenda. How segmented service level offer our commercial operations? Hubs are new order to cash relationship with HCL. These are all very important to drive down our cost, but we also firmly believe they improve our customer experience at the same time and in a high margin business you can’t miss any sales. So strengthening our supply reliability and that’s an opportunity for me to say thank you to all those folks helping us with what are largely industry supply challenges right now. Thanks so much. Including all the folks fronting this up with our customers in the marketplace when we’re trying to push a lot of pricing. Huge thanks.

Continuing to strengthen our digital acumen, getting more and more comfortable using data analytics to make better and faster decisions, and broadening and deepening our integration across the lubes value change. Something we’ve made progress on for sure in the last three years. So there’s more to do now. Given that we’ve got this external focus, something we’re hearing more and more about from our customers is their focus on sustainability, particularly carbon and emissions in general. You see a lot of customers making big proclamations in this area. I show a couple here, Walmart, Daimler but there are more .And we’re going to feel we’re going to feel this pressure building, and we also see our competitors directly responding as well to those same needs.

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Now, sustainability isn’t new to the LVC. We’ve a number of credentials already in our pocket. We were the first to market with a 0 net waste to landfill claim for our global loop plant network. That’s probably four or five years old. By now, we’re already using some recycled post-consumer resin in our packaging. And more recently, we’ve created a new brand of mobile EV lubricants and coolants through technical collaboration with a number of the key OEMs in this new space. But more is going to be needed and more is planned.

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In Basestocks were going to need to calculate publish and in time we’re going to need to reduce the carbon footprint of our Base stocks. Our customers already asking us for that information. We’re looking at taking used lubricants into the front end of our refineries as feedstocks to create some kind of circularity for the Lubes Value Chain and Finished Lubes. Expect to see some more packaging innovations in with collaboration without synthetics colleagues in chemicals. They have a new advanced PAO molecule that will go into the high-end automotive applications and specifications. And then finally, I hope in the not too distant future, developing our own carbon neutral Mobil branded lubricant offer. So a number of reasons I hope as you stand back and think about our Lubes Value Chain, reasons to believe there’s resilience, we start in a great place. We have the customer in mind and I know the expectations on the value chain from the Corporation and our customers are only going to get bigger and I fancy our chances of meeting both. Now the field story and alludes story can’t come to life without the support of our people. So to take that on a pass over to Janet.

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Good day everyone. It is my absolute pleasure to be here with you. Thank you for making time for us to actually let us have a little bit of a dialogue on building a better business. Let’s talk about people. Let me begin by recognizing it has been an extremely challenging period that we’ve been going through unprecedented business environment that even referenced, and significant organizational change. Change is more than one. It’s important to recognize that as a business, we need to continue to improve our cost to serve, which may result in role changes and locations of positions may be different as we consolidate and my great work. And we do want to thank everyone for their efforts and their support in recognition of that need to actually position our company to be the most efficient and effective competitor in the industry. As F&L creates advantage through offerings, assets, processes and we focus on innovative technology and lowering our carbon intensity. We must also maintain and elevate the team of people that make this happen and to implement steps taken to address challenges. It requires a very much innovative, diverse agile team that has the skills, expertise, drive and passion to outperform. Outperform our competition every day.

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And we know there are questions about career advancement and opportunities with the changes we’ve announced. So maybe let me walk us through a little bit of that.

Let me start by reaffirming our commitment to you to provide assignments that will be exciting and challenging with new businesses like the ones that not Nigel referenced in the lower carbon intensity space, there will be new positions as markets are created. But what will not change is our approach to people and career development. It continues to enable employees to have skills and competences to reach their full potential. And as we navigate the necessary elements of employee development system, our career development, it will reflect the changes of the businesses that we are in, the roles that we have and the locations where we do business. There will continue to be a focus on career planning, staffing performance assessment and skill development that has not changed.

Maybe I could if I could just share a little bit about my personal career journey. I was so pleased to be asked to become a process contact engineer at one of our Canadian cites very early in my career and I was asked to be a process tech contact on a technology called reforming or power forming and I love that opportunity from a very technical perspective. And as I did that role, they actually expanded that role and I learned and took over the area called treating and then hydrofining and then cracking and then distillation and they continue to grow. And when I think about it, although I was seeing an opportunity to gain great depth and understanding of boiling oil and working with the pots and pans of our business, and I believe that I was going to have a long term career in a technical area. And that was very important to me. After that I was given an opportunity in another part of the value chain around optimization and trading, and then I thought maybe that’s the career that I wanted to have was actually in the optimization and value chain and then was given an opportunity back in operations leadership and I guess my self-reflection over more than three decades of working for the company that I learned the importance of the deep value of competency. I learn the value of staying in a position long enough to live with my mistakes and learn from them humbly. Some personal objectives changes for you through your career in terms of what’s important to you and what you want to do. And despite the numerous business cycles that I’ve gone through in the many, many organizational changes, it really solidified the fact that there were and there will continue to be great career opportunities throughout a career with our company. Even as we change, we understand the importance of quality personalized plans that are developed between a supervisor and an employee, and that’s so important in terms of being able to reflect the individual’s needs and the company’s business needs as we go forward. So let me touch just on that area.

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Career plans and career development careers will continue to offer multiple experiences and challenging assignments, ensuring each of us has a chance to grow skills and competences over time. And you’ll see an increasing focus on functional expertise and we believe an important component of winning is to have real sales experts, marketing experts, operations experts, digital experts and trading expertise, to name a few. And so our approach has been to enable this deep functional expertise and it has to be recognized and rewarded throughout our career.

And if I could share just a little manufacturing perspective on HW3 and TMTS which is Transforming Manufacturing Technical Support, and it is extremely well named because it is a transformation. It is not a small step change. It’s not incremental. It is a major change in which and how we do our work. And it’s about a mindset about how we’re going to win through higher competences levels with deep technical expertise at both the manufacturing sites themselves and the tech centers. The values tie to technical excellence, digital analytics, and the speed of being able to transfer impacts across our fleet and across our many platforms. The other beautiful area that we talk about from a TMTS and technical expertise perspective is the ability to simplify overly complex work processes which we’ve all experienced in our careers, and focusing on the critical areas that deliver for me and manufacturing absolutely operational excellence. But doing it very competitively and bringing it to the bottom line while really driving to maximize earnings.

Deep technical expertise is needed and highly valued as we look at our careers. The graphic on the right hand side should be familiar to you and it’s just a reminder in terms of we are updating our Career Maps themselves. It’s great to see that we have already over 60 Maps and 18 brand new Maps that will be coming out in third quarter, just in time for a career development process cycle. We will be able to have those really good discussions between each of us in our supervisors in terms of where we aspire and the next points that we will be managing in our careers. So these are really great to have. I would encourage everyone to take the opportunity to actually go into CareerConnect and actually take a look at the portal or a lot of this material is available to you in preparation of those discussions around managing your career and what’s important to you and what are the skills and competences that you want to acquire to be able to select certain paths along in your long term career with the company.

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So let’s talk about my last page here a little bit as I could not possibly end a discussion around people without talking about our culture. F&L is grounded in “We are ExxonMobil”. We have strong core values and behaviors, and we’re highly focused on strong teams with strong leaders that inspire and motivate. And it’s great to see that we’re continuing the rule of the rollout of the Exxon mobile enablement of leaders, and “We are ExxonMobil”. We’re going to actually be reaching out and enabling over 500 leaders within F&L and really engaging with them to make sure we truly understand career development, what does it mean to be “We are ExxonMobil” and to talk about connectivity with our people. We need to absolutely, when you think about motivating and inspiring our people, we need to make sure we have the dialogue with our organization to understand the issues and the opportunities that are there for each of our people.

And we shouldn’t forget the importance of…we have so much to be proud of in her company. How many companies reached out in the pandemic and actually produce the hand sanitizer to make that available for our communities and the offering of medical equipment and fuel? How many companies can talk about having 50 years of a supplier diversity program? There’s so much that we have that is positive that we need to share with our organization and our employees so that they can also recognize the importance and value of our company.

Our I&D inspirations and aspirations are absolutely embedded in the “We Are ExxonMobil” leadership framework and love the fact that the entire GLC very much talks about the value of bringing your whole self to work. I guess I’ll take an engineer moment here and I love data. I absolutely love data a lot and I can attest to the program progress that we have made in F&L with respect to women and to minority groups. I can say that we’ve taken a good look not just at the short term data, but taking a look at the trends and the health of the pipeline. That actually ensures that we have leaders that are emerging that have the skills, capability, and competency. And I like the fact that we’ve actually built a very healthy pipeline that allows for great leaders from a very diverse background to actually rise through the organization. And as we look at the health of the pipeline and we measure it on a regular basis, it’s nice to see the work process is behind that pipeline. That very much take a look at how do we ensure that we’ve got the healthy pipeline and that we’re recognizing any unconscious bias and we tried to work to ensure that we don’t allow that unconscious bias to actually get in the way of actually selecting the best candidates available for our leadership positions? I can truly say that I have seen diverse work teams and I have seen some less than diverse work teams and diversity comes in many different faces and forms and it’s very clear that the performance of those teams that have diversity is much higher. So it’s something that we recognize. It’s a performance enabler and it’s something that makes us really proud when we come to work…to be able to bring our full self.

I’d like to actually recognize the fact that as we move in the future state is going to be so critical to us in terms of where we are, and that is only enabled through a very agile, diverse and innovative workforce, and that’s going to be part of our culture as we go forward, and the culture is assets, not a thing. It’s what we are and what we need to make sure that we support as we go forward. So I’m going to hand it back to Ian to actually take us through the next phase of the future state.

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Thanks Janet. Hopefully you can see from those presentations how hopeful. Hopefully they were really informative and some great examples for you, but more importantly, or at least just as importantly the passion and the commitment that my colleagues exhibit when they’re talking about their respective businesses. I find contagious and why it’s such a delight to work with them in particular. Janet, I hope you don’t mind me calling you out. It is Janet’s first time on the stage with us here today as a new member of the GLC. I hope you can see why we’re just thrilled to have Janet join our team. She’s going to be such a great addition to us going forward. It’s a great to have her with us.

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As I pivot now and just talk a little bit about the wrapping up with the future. The future starts now. It starts today. And so I’ve just got 2 pages and I want to separate the future tomorrow from the future now. So let’s talk about where we are. If I go back to how I started, we are in the middle of a transformation. We are not done with this COVID business environment…it has not finished with us yet. We have some tough times ahead in F&L, we haven’t made a profit in a year. Now we are optimistic it’s coming. We will be there, but when that future arrives we are going to be a different company than when we started 12-18 months ago. One example is at a given margin, today we will generate over a billion dollars more cash than we would have generated 12 to 18 months ago…over a billion dollars more cash in a year at that margin. That is a humongous change that we’ve all participated in and affected over 12 months, and we’re not done.

There is more going on depending on where you are in the world and if you’re coming to the end of this transformation, starting to see the end of it in other parts of the world or you might only just be working your way through it. I think one of the things we’ve learned in this year is the benefit of focusing on cash on cash generation.

One of the beauties of focusing on cash is it makes it much more of a team game for everybody in F&L to participate in, whether you’re working on the revenue generating side of our business, whether you’re working on the COGS, and the Opex cost reduction side of our business, whether you’re working on working capital receivables, payables, inventory management, there’s a role for everybody to play, not just all of us in F&L, but all of the vital support groups that also work with us in ExxonMobil…there is a role for everybody to help us improve. We’ve done great things already and we’ve got more to do, so we’re not done.

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If I then switch and look further out, which has been a lot of the focus of the conversation that we’ve had this morning. We’ve talked a lot about our customers. Our customers are critical. We serve our customers. We need excellent customer experience, but we but we need to meet the energy needs at low cost efficiently and also meet simultaneously. The sustainability growing needs that of our customers. We need to compete. We’ve always needed to compete but we need to compete now in this increasingly lower carbon world. As you would expect, our focus is we want to lead the industry. We want to lead the industry in cash and earnings generation.

And then last but not least, I want to come back to our people, which is where Janet so eloquently led a moment ago. This in this period of change. You know it’s very easy to get mixed up into thinking that everything’s changing, but there are some critical things that are not changing, not changing at all. And as Janet told us, we’re committed to being absolutely clear that they’re not changing. So areas that are not changing are our career development process. Thinking through very structurally, how we give people rewarding and challenging roles throughout their career. How we lead people through careers so that they can achieve their ultimate potential. All of that is unchanging. We believe in that fundamentally. And then the other area that’s not changing is in our in our compensation and benefits system. We recognize to attract the talent that we need. We have to offer competitive compensation and benefits. No change. The procedures and practices we have of assessing what’s happening in the markets that we operate in the world continue and our aspiration on attracting and retaining talent is unchanged. You can see from the material that we’ve been through, we’re going to need that talent, and we’re committed to not only attracting it, but growing all of the talent of our employees in the way that you’ve been used to in the past. The career Maps that Janet took us through. You’re going to see those coming out. We’ve expedited those Career Maps to try and get them out to all employees early to reassure employees that we remain committed to long term employment and development to fulfilling careers.

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So, by way of wrapping up I, I couldn’t be more proud to be part of F&L, and I couldn’t be more proud than to be part of the GLC with not only the colleagues you’ve seen today, but the rest of the GLC. I think you can see where all in committed to our business. The challenges that we’ve had of this year have been enormous, but we’ve come through those challenges. We are in the process of transforming our business. We really, really appreciate everything that all of our employees have done through this period and we’ve got to finish this transformation that were under. But then when we look further out, we’re very optimistic about where our business is going to grow. We’re confident in our future, in F&L, and that’s going to assure, as of our continued success in not only the months ahead, but in the years ahead as well. And as we said, we’ve said all the way through this that relies upon you, our employees, our continued growth of you, our employees, our continued commitment to you, our employees, and we’re looking forward to working with you all very closely, very cooperatively in the manner that Janet took us through so that we can ensure not only the second is the success of our company, but the success of our employees as well.

So, on behalf of the GLC, thanks for watching today. Really appreciate you taking the time and we’re going to close down now and we’re going to move over into a little Q&A session. Once again, thank you very much for watching.

Q&A

The third question here, I am particularly interested, as well as many of the employees, is the Low Carbon Solutions and sustainability, which is also critical for our customer base. As well, it has two components to it. In the review you actually talked specifically about the Low Carbon Solutions supporting the Fuels Value Chain and underpinning its total objectives. Now that’s obviously not limited to the fuels value chain, but obviously includes lubricants and the trading organization, but can you provide more details on if or how specifically the new Low Carbon Solutions business will be ultimately integrated into F&L? And the second part of that question is given recent announcements from Europe and the US on greenhouse gas reductions by more than 50% by 2030, is our current strategy compatible with this objective? And again, the same applies as we look out to 2050 relative to GHG reductions?

I mean, you can see that was a central feature of a number of things we talked about this morning, the LCS organization… they’re building out the organization as we speak, but Matt’s been most involved with. And maybe you’d like to?

Yeah, absolutely. So thanks for the question. I’m very passionate and maybe I’ll take the second part first and talk about the strategy. It’s fair to say the world society is pushing for lower carbon, right? That’s very clear, and it’s something we fully comprehend and actually working with Andy and his team have done a lot of work in this area. Understanding, you know, the right regulatory landscape. Doing a lot of work around advocacy and really understanding the role that we have to play. I mean, there’s a lot of media around ambitions to reduce emissions a lot around, sort of EV mandates and IC bands. And you know what? That doesn’t get to is what are the real solutions out there to achieve some of those ambitions? And I think you heard me say what excites me is if we look at the role that we have to play and need to play. You look at the existing vehicle fleet. It’s massive. Nigel mentioned that that vehicle fleet will be growing… if we can reduce the carbon intensity of our fuels that will have the fastest and quickest and most effective reduction on greenhouse gas emissions of any of the options are out there. Certainly in the short to medium term. So I very much see us being part of the solution. And actually, to meet some of those goals, say 2030 or 2050, we absolutely have to bring our products to bear to do that.

And then I guess the second part around the new organization, the Low Carbon Solutions business, we’ve been meeting with Joe a couple of times each week as he starts to stand up his organization, understanding how we fit together. It’s clear that what Joe and the team will be looking at, all the big projects around carbon capture and sequestration, will be done, obviously, Corporation-wide by prioritizing investments. But it’s very clear that when it comes to the products that we take to market, whether that’s Nigel lubricants or the fuels in my business, that ownership will stay very much with the Fuels Value Chain/Lubes Value Chain. So we’re working very much collectively, but continuing to lead on others. So things like GCE, things like the SHRED project we’ve talked about, those specifically, we will be at the forefront of leading and driving those, but doing that fully recognizing the work that Joe and the team are doing is an overall corporate solution.

Maybe just add one of the questions we get asked, which is a good question, is why now? Why are we doing this now? And Matt touched on it in his talk, the regulatory environment is maturing, so to move society forward into a lower carbon, you need a regulatory framework that supports doing that. So some parts of the world, like California, have had a low carbon fuel standard for a while – LCFS – and so you know one of the reasons why we can do business there is it’s underneath that umbrella. Canada is busy enacting one, which is why Strathcona becomes interesting. And so this regulatory framework enables this change. It becomes a lot easier for us to move and do business and take part in that, and so I think that’s a lot of the why now that you are seeing.

To add too, I do think there is a desire on how it will actually be implemented given the kind of geographic aspects and how they’re all slightly different. Maybe for future communications.

Maybe just from an LVC point, if I can just chip in here. I can easily see these kind of carbon capture—the LCS stuff as principally a fuel thing – and maybe that’s what it will become. But boy am I excited about where we have basestock refineries, specialty refineries attached to CCS. You know that’s going to lower the carbon footprint/carbon intensity of our basestocks. We’re going to formulate lubricants using those. So I mean, it’s really an important part of our aspiration from an LVC point of view and mention those sustainability thing. Know it’s very much a shared value chain effort around these LCS activity that we have going on.

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